Exhibit 4.3

August 18, 2026

Curaleaf Holdings, Inc.

Re: Tender Offer Statement Pursuant to Rule 14d-1(b) and Form F-80 Registration Statement Dated August 18, 2026

Ladies and Gentleman:

Reference is made to the tender offer statement on Schedule 14D-1F and the registration statement on Form F-80 filed by Curaleaf Holdings, Inc. with the U.S. Securities and Exchange Commission (the “Filings”).

We hereby consent to the references to our firm name in the Filings under the headings “Legal Matters” and “Documents Filed as Part of the Registration Statement.” In giving such consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ Dentons US LLP

DENTONS US LLP

Dentons US LLP is a limited liability partnership established in the United States.